Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (May 9, 2018) - TriLinc Global Impact Fund (“TriLinc”) announced today that it recently approved $4.4 million in term loan and trade finance transactions, bringing total financing commitments as of April 30, 2018 to $435.9 million for business expansion and socioeconomic development through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe. The weighted average loan size of the portfolio is $8.9 million with an average duration of 1.88 years. TriLinc is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited.  Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  Since TriLinc commenced operations and through April 30, 2018, TriLinc has funded $928.5 million in aggregate investments to 77 borrower companies, including $75 million in temporary investments. TriLinc has funded $306 million to 22 borrower companies operating in nine developing economies within Latin America, supporting 15,314 permanent employees; over $406 million to 44 borrower companies operating in or trading with 21 developing economies within Sub-Saharan Africa, supporting 18,117 permanent employees; over $134 million to 10 borrower companies operating in or trading with four developing economies within Southeast Asia, supporting 786 permanent employees; and over $7 million to one borrower company in one country within Emerging Europe, supporting four permanent employees. Of the aggregate investment amount, TriLinc has received $504.7 million in full aggregate transaction repayments (54.36% of total invested) from existing and exited trade finance, term loan, and temporary investment facilities. The transaction details are summarized below.

Between April 10, 2018 and April 30, 2018, TriLinc participated in five separate transactions, totaling $3,708,229 as part of an existing $10,000,000 senior secured trade finance facility with four different Nigerian soft commodity exporters that source crops at farm gate from local, smallholder farmers and then process them for export. The transactions are set to mature between September 25, 2018 and November 30, 2018 and are secured by a pledge of goods, assignment of proceeds, and insurance coverage.

On April 23, 2018, TriLinc funded $668,682 as part of an existing $15,000,000 senior secured 4.2-year term loan to a consumer lender in Colombia that services public sector employees and retirees within small and medium size government agencies throughout the country. Priced at 11.25%, the transaction is set to mature on August 1, 2021, and is secured by the portfolio of payroll deduction loans and all cash flow stemming from such assigned deduction loans, with a cash flow coverage ratio of 1.1x. The borrower anticipates that TriLinc’s loan will assist the borrower in originating new payroll deduction loans, which would provide middle income consumers with timely and flexible financing for voluntary private consumption.

“TriLinc’s recent investment activity demonstrates our commitment to continuing to provide reliable capital to our existing borrower companies,” said Gloria Nelund, CEO of TriLinc. “TriLinc’s financing supports borrower companies, like the consumer lender in Colombia, to more effectively service their local client base through the timely delivery of a quality product.”

About TriLinc Global Impact Fund

TriLinc is a non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TriLinc invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, the Company aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.